(d)(2)(L)(viii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

July 30, 2010

Mr. Michael Gioffre

Senior Vice President

ING Investment Management Co.

10 State House Square

Hartford, CT 06103-3607

Re:                               Sub-Advisory Agreement between Directed Services LLC and ING Investment Management Co. (the “Agreement”)

Dear Mr. Gioffre:

Pursuant to the Sub-Advisory Agreement dated August 1, 2003 between Directed Services LLC and ING Investment Management Co., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Wells Fargo Small Cap Disciplined Portfolio (the “Portfolio”), a series of ING Investors Trust, effective on or about July 30, 2010, upon all of the terms and conditions set forth in the Agreement, until at least August 21, 2010, at which time the Portfolio is scheduled to merge  with and into ING Small Company Portfolio, a series of ING Variable Portfolios, Inc., subject to shareholder approval.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Portfolio by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Vice President
Directed Services LLC

ACCEPTED AND AGREED TO:
ING Investment Management Co.
By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee (as a percentage of average daily net assets)

ING Focus 5 Portfolio	0.144%

ING Global Resources Portfolio	0.4000%

ING Limited Maturity Bond Portfolio and ING Liquid Assets Portfolio	0.1575% on the first $200 million in combined assets of these Series 0.1350% on the next $300 million 0.1125% on assets in excess of $500 million

ING Stock Index Portfolio	0.1170%

ING Wells Fargo Small Cap Disciplined Portfolio	0.60%